EXHIBIT 99.1
FOR IMMEDIATE RELEASE
NMI Holdings, Inc. Appoints Renu Agrawal to Board of Directors
EMERYVILLE, Calif., Feb. 12, 2026 -- NMI Holdings, Inc., (Nasdaq:NMIH), the parent company of National Mortgage Insurance Corporation (National MI), announced today that Renu Agrawal has been appointed as an independent member of its Board of Directors, effective immediately. National MI’s Board increases to ten members with Ms. Agrawal’s appointment.
“We are delighted to welcome Renu to National MI’s Board,” said Bradley Shuster, Executive Chairman and Chairman of the Board of National MI. “As National MI continues to build value for our shareholders, Renu’s proven track record of executive leadership and extensive board experience will be invaluable. I am confident that her deep knowledge of the banking and insurance industries and broad expertise will complement and further build on the strength of our Board.”
Ms. Agrawal is a seasoned executive with extensive board experience. She currently serves on the boards of First Interstate BancSystem, Inc., a financial and bank holding company focused on community banking, and Sunrise Produce, a private equity–owned wholesale produce distributor. She previously served on the boards of Luther Burbank Corporation, where she was a member of the Audit & Risk and Nominating & Governance Committees until its acquisition by Washington Federal Bank, and Woodruff Sawyer, where she chaired the Audit & Risk Committee and served on the Compensation Committee until its acquisition by A.J. Gallagher & Co. Ms. Agrawal was with Wells Fargo for more than a decade in a range of senior executive roles, including most recently as Chief Operating Officer & EVP, Financial Institutions Group. She began her career as a scientist at Polaroid, later working at McKinsey & Company, and serving as Chief Operating Officer for ValleyCrest Companies and Quisic. Ms. Agrawal holds a B.Tech. from the Indian Institute of Technology, Kanpur and both a Ph.D. and an M.B.A. from the Massachusetts Institute of Technology.
About NMI Holdings
NMI Holdings, Inc. (NASDAQ: NMIH) is the parent company of National Mortgage Insurance Corporation (National MI), a U.S.-based, private mortgage insurance company enabling low-down-payment borrowers to realize home ownership while protecting lenders and investors against losses related to a borrower's default. To learn more, please visit www.nationalmi.com.
Investor Contact
John M. Swenson
Vice President, Investor Relations and Treasury
john.swenson@nationalmi.com